EXHIBIT 10.44

IN WITNESS WHEREOF, the parties have executed this Agreement on this 5 day of August, 2022. -14- SIGNATURES OMITTED

EXHIBIT 10.44

Executive Employment Agreement for Aaron Erter
James Hardie Building Products Inc.

James Hardie Building Products Inc.
Executive Employment Agreement for Aaron Erter

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made by and between **James Hardie Building Products Inc.**, a Nevada corporation (together with its successors and assigns permitted under this Agreement, "Company"), and **Aaron Erter** ("Executive").

WITNESSETH

WHEREAS, Company and Executive enter into this Agreement to set forth the terms and conditions upon which Executive agrees to serve as Chief Executive Officer of the Parent and the President of Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Company and Executive (individually a "party" and together the "parties") agree as follows:

Article 1. Definitions.

(a) "Base Salary" shall mean the base salary in effect from time to time, as provided for in Article 4 below.

(b) "Board" shall mean the Board of Directors of the Parent.

(c) "Cause" shall mean Executive's:

i. Willful failure to substantially perform his duties with the Company Group (other than any such failure resulting from Executive's Disability), after a written demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which Company believes that Executive has not substantially performed his duties, and Executive has failed to remedy the situation within thirty (30) days of such written notice from the Board;

ii. Willful negligence in the performance of Executive's duties;

iii. Conviction of, or plea of guilty or nolo contendere to, any felony or a lesser crime or offense which, in the reasonable opinion of the Board, could materially adversely affect the business or reputation of the Company Group;

iv. Willful or reckless act or omission that is demonstrably and materially injurious to the Company Group, monetary or otherwise;

v. Material violation of any provision of Company's Code of Business Conduct, as amended from time to time, and any other similar written policies of Company;

vi. Material violation of any of the covenants contained in the Employee Confidentiality Agreement described in Article 11 or the restrictive covenants set forth in Article 13 of this Agreement or in any other agreement made by and between Executive and any member of the Company Group;

vii. Engaging in any act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Company Group; or

viii. Engaging in any act that is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Company Group.

For purposes of this Article 1(c), no act or omission by Executive shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that Executive's action or omission was in or not opposed to the best interests of the Company Group. Any act or failure to act based upon: (A) authority given pursuant to a resolution duly adopted by the Board; or (B) advice of counsel for Company, shall be conclusively presumed to be done or omitted to be done by Executive in good faith and in the best interests of the Company Group.

(d) "Code" means the Internal Revenue Code of 1986, as amended.

(e) "Company Group" means, collectively, Company, the Parent and their affiliates.

(f) "Competitive Activity" means rendering advice or providing any services (including as an officer, director, partner, employee, agent, advisor, developer, or in any similar capacity) that are (i) the same as or similar in function or purpose as those Executive provided to the Company Group at any time during the then-immediately preceding twenty-four (24) calendar month period ending no later than the Date of Termination; (ii) harmful to the Company Group and/or (iii) against the interests of the Company Group.

(g) "Competing Business" means any person or entity that engages in or is preparing to engage in any business activity related to the development, production and marketing of fiber cement, fiber gypsum and cement bonded building materials for use across all markets, including, but not limited to, new residential construction, manufactured housing, repair and remodeling, and commercial and industrial applications, in which the Company Group is doing, or has plans to do, business as of such date, which includes, but is not limited to, (i) Maxitile, Plycem USA, Allura, or any fiber cement subsidiary of Elementia Group; (ii) Nichiha; (iii) CSR; (iv) Buckeridge Group of Companies or BGC; (v) Swisspearl and its affiliate, Cembrit; (vi) Etex Group and its affiliates, including PT Etex Group; (vii) Louisiana Pacific; (viii) Hume Cemboard Industries Sdn Bhd and its affiliate, Prima Fibre Cement Building Solutions; (ix) UAC Berhard; (x) SCG Shera; (xi) TPI Polene; (xii) Siam City Cement; (xiii) Ekaboard; (xiv) Bakrie Building Industries; (xv) SIL (Italy); (xvi) Knauf and its affiliates; and (xvii) Saint Gobain and its affiliates.

(h) "Date of Termination" shall mean the date on which Executive's employment with the Company Group ceases.

(i) "Disability" shall mean a condition entitling Executive to long-term disability benefits under Company's long-term disability plan.

(j) "Effective Date" shall be no later than September 1, 2022.

(k) "Good Reason" shall mean the occurrence of any one or more of the following without Executive's express written consent:

i. The Board materially diminishes Executive's authority, duties, or responsibilities (other than in connection with Executive's serious illness or incapacity), or Executive no longer reports directly to the Board; or

ii. The Board materially reduces Executive's then current salary or the target opportunity for Executive's annual incentive award or annual long-term incentive award under the Long-Term Incentive Plans for any fiscal year commencing after the Effective Date, unless (A) the reduction in Executive's grant is proportional to the reduction in the grants to Parent's and Company's other most senior executives for the same fiscal year, or (B) Company's shareholders do not approve the requisite grant as required under applicable law and/or exchange listing rules, after reasonable efforts

by Parent to solicit such approval (which efforts need not include shareholder solicitation more than once per fiscal year);

iii. A change of more than fifty (50) miles away from the geographic location at which Executive must perform his services;

iv. A failure to elect or re-elect Executive to the Board;

v. Individuals who, as of the Effective Date hereof, constitute the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, provided that any individual who becomes a member of the Board after the Effective Date whose election, or nomination for election by the Company's shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any person, entity or group (as defined above) having the power to exercise, through beneficial ownership, voting agreement and/or proxy, twenty percent (20%) or more of either the outstanding shares or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual's election or nomination for election by the Company's shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

vi. Any other action or inaction by Company that constitutes a material breach by Company of the terms and conditions of this Agreement.

Executive is not entitled to assert that his termination is for Good Reason, unless (A) Executive gives the Board written notice of the event or events that are the basis for such claim within sixty (60) days after the date he first has notice of the occurrence of such event or events, describing such claim in reasonably sufficient detail to allow the Board to address the event or events, (B) the Board does not cure such event or events (to the extent curable) within thirty (30) days following receipt of that written notice, and (C) Executive resigns from employment within one hundred and eighty (180) days following the expiration of that cure period.

(l) "Long-Term Incentive Plans" shall mean, collectively, the James Hardie Industries PLC Amended and Restated 2001 Equity Incentive Plan ("the 2001 LTI Plan"), the James Hardie Industries PLC Long Term Incentive Plan dated 1 August 2006 ("the 2006 LTI Plan"), in either case, as amended from time to time, and/or any successor plan(s) providing for the issuance of equity or other long-term incentives to the most senior executives.

(m) "Parent" means James Hardie Industries plc (ARBN 097 829 895), a public company with limited liability, incorporated and existing under the laws of the Republic of Ireland.

(n) "Remuneration Committee" means the Remuneration Committee of the Board or any other committee appointed by the Board to perform the functions of the Remuneration Committee.

(o) "Restricted Area" means Australia, New Zealand, Southeast Asia, Europe, the United States of America, and any other country in which Executive provided services or had a material presence or influence for or on behalf of the Company Group during the then-immediately preceding twenty-four (24) calendar month period ending no later than the Date of Termination.

(p) "Target Annual Incentive" shall mean, with respect to any fiscal year, Executive's target annual cash incentive award opportunity for that fiscal year, as described in Article 5 below.

(q) "Term of Employment" shall mean the period specified in Article 2 below.

Article 2. **Term of Employment**.

Executive's employment hereunder shall begin on the Effective Date and shall continue until terminated by either party in accordance with the provisions of Article 10.

Article 3. **Position, Duties, and Responsibilities**.

(a) Commencing on the Effective Date and continuing for the remainder of the Term of Employment, Executive shall serve as the President of Company and the Chief Executive Officer of Parent, the most senior executive officer of the Company Group, and shall report to the Board and shall perform such duties consistent with Executive's position as may be assigned to him from time to time by the Board. Executive shall be nominated for election and re-election to the Board throughout the Term of Employment; provided that a failure of Parent's shareholders to elect or re-elect Executive to the Board will not constitute a breach of this Agreement. Executive shall, if requested by the Board, also serve as an officer or director of any other member of the Company Group for no additional compensation. During the term of this Agreement, Executive shall devote substantially all of Executive's business time and attention to the business and affairs of the Company Group and shall use Executive's best efforts, skills, and abilities to promote their interests.

(b) Nothing herein shall preclude Executive from (A) serving on the boards of a reasonable number of trade associations and/or charitable organizations; (B) engaging in charitable activities and community affairs; and (C) managing Executive's personal investments and affairs, provided that such activities set forth in this Article 3(b) do not conflict or interfere with the effective discharge of Executive's duties and responsibilities hereunder. For avoidance of doubt, Executive may serve as a director of one other for-profit entity with the consent of the Board.

Article 4. **Base Salary**.

Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of Company, of one million dollars ($1,000,000.00). The Base Salary shall be reviewed annually by the Remuneration Committee and is subject to change by the Board in its discretion.

Article 5. **Annual Incentive Award**.

During the Term of Employment, Executive shall be eligible for an annual cash incentive award based on the achievement of Company and individual performance goals. The annual cash incentive award shall be reviewed annually by the Remuneration Committee and is subject to change by the Board in its discretion. The Target Annual Incentive will be equal to one hundred and twenty percent (120%) of the Base Salary payable for that year. Executive shall be paid any annual cash incentive award earned by Executive no later than March 15 of the year following the year in which the annual cash incentive award was earned; provided that, except as otherwise provided herein, the payment of any otherwise earned annual incentive award will be conditioned on Executive's continued employment by Company through the applicable payment date (for purposes of clarification, any such payment is not conditioned on Executive's continued employment by Company through the applicable payment date in connection with payments owed pursuant to the terms and conditions of Article 10(a), Article 10(b) and Article 10(d)) .

Article 6. **Long-Term Incentive Awards**.

(a) Executive shall be eligible to participate in the Long-Term Incentive Plans based on the terms and the program design, including performance measures and weighting, that is (A) recommended by the Remuneration Committee; (B) approved by the Board in its discretion; and (C) approved by shareholders as required under applicable law or exchange listing requirements. However, for avoidance of doubt, neither this Article 6 nor Article 1(k)(iii) guaranty any minimum long-term incentive award payout to Executive. Actual payout of long-term incentive awards will depend on the fulfillment of applicable performance, service and/or other criteria specified in the applicable award agreements.

(b) Buyout Stock Option Grant. To be made whole for lost compensation, following

the Effective Date and within ten (10) days following the shareholder vote with respect to such grant at the next regularly scheduled annual shareholder meeting, Executive shall receive a one-time grant of stock options having a fixed value of two million dollars ($2,000,000) pursuant to the terms set forth in the 2001 LTI Plan ("Buyout Grant"). The Buyout Grant shall vest three (3) years following their issuance, subject to continued employment through such date, and shall be exererciseable for two (2) years following such vesting date. Details related to the Buyout Grant are set forth in Exhibit A.

(c) Initial Long-Term Incentive Grant. Subject to Article 6(a), following the Effective Date and within ten (10) days following the shareholder vote with respect to such grant at the next regularly scheduled annual shareholder meeting, Executive shall receive a grant under the 2006 LTI Plan. Executive's grant will have a target value as of the grant date of five million dollars ($5,000,000.00), the details of which are set forth in Exhibit A.

(d) Annual Long-Term Incentive Grants. Subject to Article 6(a), for each fiscal year commencing with FY2024 long-term incentive grant, Executive shall receive an annual grant under the Long-Term Incentive Plans. Executive's grant will have a target value as of the grant date of five million dollars ($5,000,000.00).

Article 7. Employee Benefit Programs.

During the Term of Employment, and subject to the eligibility terms of the applicable plans and programs, Executive shall be entitled to participate in any employee benefit plans and programs made available by Company in the same manner as Company's most senior executives from time to time, including, without limitation, 401(k) savings, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, paid-time off programs, any retirement plans or programs, and any other employee welfare benefit plans or programs that may be sponsored by Company in the future from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.

Article 8. Reimbursement of Business and Other Expenses.

(a) Company shall promptly reimburse Executive for all reasonable business expenses incurred and substantiated in accordance with Company's policies. In addition, Company shall reimburse Executive for Executive's reasonable attorney's fees incurred in the negotiation of this Agreement and all related documents entered into contemporaneously with this Agreement, subject to a maximum of ten thousand dollars ($10,000).

(b) Within thirty (30) days following the Effective Date, Company shall (x) at its election, provide Executive or Executive's former employer with a cash payment, which such payment shall be used to satisfy or shall satisfy, as applicable, amounts Executive owes his former employer in respect of relocation expenses, and (y) provide Executive with an amount, determined in its sole discretion, that places the Executive in the same after-tax financial position that the Executive would have been in if the payment provided under clause (x) had not been made by the Company; provided, that the aggregate payments provided in this Section 8(b) shall not exceed $1,100,168.13.

(c) To the extent Company requires Executive to relocate from Chicago during the Term of Employment, Company shall reimburse Executive for Executive's reasonable relocation costs and expenses, subject to a maximum of $500,000. Such reimbursement(s) shall be made upon submission of proper invoices in accordance with, and subject to, the normal policies and procedures of the Company.

Article 9. Perquisites.

Executive shall be entitled to participate in any perquisite programs made available to Company's most senior executives by the Remuneration Committee, at the level applicable to its most senior executive, including without limitation a monthly car allowance under Company's Vehicle Allowance Policy and participation in Company's Executive Wellness and Executive Charitable Contribution Programs. Executive

may be entitled to participate in additional perquisite programs subject to the Remuneration Committee's recommendation and the Board's approval and such new perquisite programs being made available to Company's most senior executives. In addition, Company will reimburse Executive for the reasonable costs of a comprehensive, annual, executive-level physical examination pursuant to the terms of Company's Executive Wellness Program. As part of Executive's duties to Company and to maximize Executive's well-being, Executive will be expected to complete such physical examination during each year of Executive's employment.

Article 10. Termination of Employment.

Upon cessation of Executive's employment for any reason, unless otherwise requested by Company, Executive agrees to resign immediately from all officer and director positions he then holds with the Company Group.

(a) Termination Due to Death. In the event that Executive's employment is terminated due to Executive's death, Executive's estate or Executive's beneficiaries, as the case may be, shall be entitled to the following benefits:

i. A lump-sum amount, paid within sixty (60) days following the Date of Termination, or such earlier date as required by applicable law, equal to Executive's unpaid Base Salary through and including the Date of Termination, as well as accrued but unused vacation pay, unreimbursed business expenses, and any annual incentive award earned, but not yet paid, with respect to the fiscal year preceding the year in which such termination occurs;

ii. An amount, if any, with respect to the annual cash incentive award opportunity for the fiscal year in which such termination of employment occurs as determined under the terms and conditions of Company's annual incentive program(s) then in-effect; and

iii. All outstanding equity awards under the Long-Term Incentive Plans will be subject to the terms and conditions of the respective Long-Term Incentive Plans and any corresponding award agreement(s).

(b) Termination Due to Disability. In the event that Executive's employment is terminated due to Executive's Disability, and (except with respect to Article 10(b)(i)) conditioned upon, Executive's (or Executive's legal representative) effective execution of a general release of claims substantially in the form set forth on Exhibit B hereto, such release becoming irrevocable within sixty (60) days after the Date of Termination, as well as Executive's acknowledgement of, and Executive's compliance with, Executive's obligations under the Employee Confidentiality Agreement (as defined below in Article 11) or any other restrictive covenant agreement, he shall be entitled to the following benefits:

i. A lump-sum amount, paid on the first regularly scheduled payroll date following the Date of Termination, or such earlier date as required by applicable law, equal to Executive's unpaid Base Salary through and including the Date of Termination, as well as accrued but unused vacation pay, unreimbursed business expenses, and any annual incentive award earned, but not yet paid, with respect to the fiscal year preceding the year in which such termination occurs;

ii. An amount, if any, with respect to the annual cash incentive award opportunity for the fiscal year in which such termination of employment occurs, as determined under the terms and conditions of Company's annual incentive program(s) then in-effect; and

iii. All outstanding equity awards under the Long-Term Incentive Plans will be subject to the terms and conditions of the respective Long-Term Incentive Plans and any corresponding award agreement(s).

In no event shall a termination of Executive's employment due to Disability occur until the party terminating Executive's employment gives written notice to the other party in accordance with Article 24 below or until Executive has completed the necessary period of time to be eligible for long-term disability benefits under any plan or policy maintained by Company and applicable to Executive. However, for avoidance of doubt, a termination due to Disability will not be considered a termination by Company without Cause.

(c) Termination by Company for Cause. In the event Company terminates Executive's employment for Cause, he shall be entitled only to any unpaid Base Salary through and including the Date of Termination, as well as any accrued, unused vacation and unreimbursed business expenses as of the Date of Termination.

(d) Termination by Company without Cause or Termination by Executive for Good Reason. In the event Executive's employment is terminated by Company without Cause (i.e., on a basis other than specified in Subsections 10(a), 10(b), 10(c), or 10(e) or in the event Executive's employment is terminated by Executive for Good Reason, and (except with respect to Article 10(d)(i)) conditioned upon Executive's effective execution of a general release of claims substantially in the form set forth on Exhibit B hereto and on such release becoming irrevocable within sixty (60) days after the Date of Termination, as well as Executive's acknowledgement of, and Executive's compliance with, Executive's obligations under the Employee Confidentiality Agreement or any other restrictive covenant agreement, Executive shall be entitled to the following benefits:

i. A lump-sum amount, paid on the first regularly scheduled payroll date following the Date of Termination, or such earlier date as required by applicable law, equal to Executive's unpaid Base Salary through and including the Date of Termination, as well as accrued but unused vacation pay, unreimbursed business expenses and any annual incentive award earned, but not yet paid, with respect to the fiscal year preceding the year in which such termination occurs;

ii. An aggregate amount equal to the sum of (A) two times the Base Salary plus (B) two times the Target Annual Incentive as then in effect under Article 5, all payable in substantially equal periodic installments over the two year period following the Date of Termination in accordance with the regular payroll practices of Company and shall commence on the first regularly scheduled payroll date that occurs immediately following the sixty-first (61st) day following the date of such termination of employment (such date, the "Payment Commencement Date"); provided, that the portion of the severance amount provided under this Subsection 10(d)(ii) that is payable on the Payment Commencement Date shall include a lump-sum amount equal to the portion of the severance amount that would have been payable commencing on the Date of Termination and ending on the Payment Commencement Date;

iii. An amount, if any, with respect to the annual cash incentive award opportunity for the fiscal year in which such termination of employment occurs, as determined under the terms and conditions of Company's annual incentive program(s) then in-effect;

iv. All outstanding equity awards under the Long-Term Incentive Plans will be subject to the terms and conditions of the respective Long-Term Incentive Plans and any corresponding award agreement(s), and, for the avoidance of doubt, the Buyout Grant shall vest in full and become exercisable (to the extent then unvested);

v. Monthly payments for a period of twenty-four (24) months following the Date of Termination or if earlier to the date Executive is eligible for comparable coverage under another employer-provided plan, equal to the premium Executive would be required to pay for COBRA continuation coverage under Company's health benefit plans (i.e., medical, dental, and vision coverage), determined using the COBRA premium rate in effect for the level of coverage that Executive has in place immediately prior to Executive's Date of Termination. Executive shall not be required to purchase COBRA continuation coverage in order to receive the COBRA Payment, nor shall Executive be required to apply the COBRA Payment towards any payment of applicable premiums for COBRA continuation coverage; and

vi. Company will assist Executive in finding other employment opportunities by providing to Executive, at Company's expense (not to exceed a maximum of fifty thousand dollars ($50,000)), reasonable professional outplacement services through a reputable provider selected by Executive with Company's approval, which shall not be unreasonably withheld. Such outplacement services shall terminate when Executive finds other employment. However, in no event shall such outplacement services continue for more than twenty-four (24) months following the Date of Termination.

Notwithstanding the above, and other than with respect to the amount provided in Subsection 10(d)(ii), if the Date of Termination occurs within the last sixty (60) days of the calendar year, any payment that is contingent on executing a general release in the form set forth in Exhibit B hereto shall be paid (or commence to be paid) sixty (60) days following the Date of Termination, provided the release has by then become irrevocable.

(e) Voluntary Termination. A termination of employment by Executive on Executive's own initiative, other than a termination due to Disability or a termination for Good Reason, shall have the same consequences as provided in Article 10(c) for a termination for Cause. A voluntary termination under this Article 10(e) shall be effective on the date specified in Executive's written notice, unless such voluntary termination is earlier accepted by Company, such early acceptance still to be treated as a voluntary termination by Executive.

(f) No Mitigation; No Offset. In the event of any termination of employment under this Article 10, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(g) Nature of Payments. Any amounts due under this Article 10 are in the nature of severance payments considered to be reasonable by Company and are not in the nature of a penalty.

Article 11. Confidential and Proprietary Information Agreement.

As a condition to the effectiveness of this Agreement, Executive will be required to enter into the Confidential and Proprietary Information Agreement attached hereto as Exhibit C (the "Employee Confidentiality Agreement").

Article 12. Non-Interference.

Executive will not interfere in any manner with the business of the Company Group, related parties, customers, vendors, lenders, officers, directors, shareholders, or employees. Notwithstanding the foregoing, nothing in this Agreement will (A) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the

Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; or (B) require notification or prior approval by Company of any reporting described in clause (A).

Article 13. Restrictive Covenants.

(a) Non-Competition. Executive agrees that for a period of eighteen (18) months following the Date of Termination (the "Restricted Period"), Executive shall not, whether for Executive's own account or for any other person or entity, directly or indirectly, engage in any Competitive Activity in the Restricted Area for, or on behalf of, any person or entity that is, in whole or in part, a Competing Business.

(b) Customer Non-Solicitation. Executive agrees that during the Restricted Period, Executive shall not, whether for Executive's own account or for any other person or entity, directly or indirectly, without the prior written consent of the Company Group, call upon, solicit, divert, take away or attempt to solicit, divert or take away any customers, including prospective and past customers, suppliers, and vendors of the Company Group with whom Executive had direct or indirect contact during Executive's employment with the Company Group.

(c) Employee Non-Solicitation. Executive further agrees that, during the Restricted Period, Executive shall not, whether for Executive's own account or for any other person or entity, directly or indirectly, without the prior written consent of the Company Group, (A) solicit, recruit, retain, hire or offer to hire, or attempt to solicit, recruit, retain, hire or offer to hire, any current or former officer, employee, or agent of the Company Group; or (B) in any way persuade or encourage, or attempt to persuade or encourage, any current or former officer, employee, or agent of the Company Group to discontinue his or her relationship with the Company Group; provided, however, that (Y) general advertising or solicitation not specifically targeted at Company-related persons or entities and (Z) Executive serving as a reference, upon request, for any employee of the Company Group shall not be deemed to violate this Article 13(c).

(d) Mutual Non-Disparagement. Executive agrees not to, directly or indirectly, make any statement, express any opinion, or release any information to any third party, or encourage any other person to make any statement, express any opinion, or release any information to any third party, that is designed, or which reasonably could be understood to, embarrass or criticize or otherwise disparage the Company Group (or any officer or director thereof). The Company Group agrees to instruct its officers and directors not to make, at any time after the termination of Executive's employment, directly or indirectly, any disparaging statements or communications to any third party, including but not limited to any media outlet or industry group regarding Executive.

(e) Review Period. Company advises Executive to consult with an attorney of Executive's choice before agreeing to the terms set forth in this Article 13. Executive acknowledges that this Agreement has been provided to Executive at least fourteen (14) calendar days prior to the Effective Date, and Executive has had up to fourteen (14) calendar days from the date Executive first receive this Agreement to consider its terms. However, Executive may sign and return it sooner if Executive wishes. By entering into this Agreement, Executive acknowledges and agrees that Executive (A) has been given the opportunity to seek the advice of counsel; (B) has carefully read and fully understands all of the provisions of this Article 13; and (C) is entering into this Agreement knowingly, freely, and voluntarily in exchange for good and valuable consideration to which Executive would not otherwise be entitled.

(f) Adequacy of Consideration. Executive agrees and acknowledges that the benefits described in Articles 5 and 6 of this Agreement, among other additional professional and financial benefits, constitute adequate consideration for purposes of the Illinois Freedom to Work Act, 820 ILCS 90.

Article 14. Code Section 280G Policy.

If (A) any payment or benefit to which Executive is entitled from Company and/or any affiliate of Company under this Agreement or otherwise (collectively, "Payments") are subject to an excise tax imposed under section 4999 of the Code or any similar federal or state law ("Excise Tax"); and (B) reduction of the Payments to the amount necessary to avoid the application of the Excise Tax would result in Executive retaining an amount that is greater than the amount Executive would retain if the Payments were made without such reduction but after the application of the Excise Tax; then, in accordance with the

following, the Payments will be reduced to the extent required to avoid application of the Excise Tax, provided Executive agrees in writing to such reduction. The determination of whether the Payments would result in the application of the Excise Tax, and the amount of reduction that is necessary so that no such Excise Tax is applied, shall be made by an independent accounting selected by Company. To the extent that any of the Payments are reduced pursuant to this section, Executive will be treated as having forfeited such Payments, and he will have no further rights to them. Any reductions in Executive's Payments shall be made in the following order:

(a) Payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first;

(b) Payments due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced;

(c) Payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced;

(d) Payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; and

(e) All other non-cash Payments not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata.

Article 15. Resolution of Disputes.

Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration, to be held in Illinois, in accordance with the rules for the resolution of employment disputes of the American Arbitration Association before an arbitrator(s) selected in accordance with such rules, each of whom is currently licensed to practice law in Illinois. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, (A) nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement; and (B) Executive may, but is not required to, arbitrate claims for sexual harassment or assault to the extent applicable law renders a predispute arbitration agreement covering such claims invalid or unenforceable.

Company will pay the direct costs and expenses of such arbitrator. In addition, the arbitrator may award to Executive Executive's reasonable fees and expenses of arbitration, including attorney's fees, absent bad faith conduct by Executive. Similarly, the arbitrator will award to Company its reasonable fees and expenses of arbitration, including attorney's fees, in the event of bad faith conduct by Executive.

Article 16. Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of Company and any successor to Company, including any successor by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement). In addition, Company may assign this Agreement to any acquirer to its assets by means of liquidation, dissolution, sale of assets, or otherwise (and such assignee shall thereafter be deemed the "Company" for the purposes of this Agreement).

No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive's rights to compensation and benefits, which may be transferred only by will or operation of law. This Agreement shall inure to the benefit of and be enforceable by Executive's

personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Article 16 hereof. Without limiting the generality of the foregoing, Executive's right to receive payments hereunder shall not be assignable, transferable, or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution, and in the event of any attempted assignment or transfer contrary to this Article 16, Company shall have no liability to pay any amount so attempted to be assigned, transferred, or delegated.

Article 17. Entire Agreement.

This Agreement, together with the long-term incentive award agreements previously entered into by Executive, the Employee Confidentiality Agreement, and the Indemnification Agreements, contain the entire understanding and agreement between Executive and the Company Group concerning the subject matter hereof, and except as otherwise provided herein, supersede all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the parties with respect thereto.

Article 18. Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of Company, as the case may be.

Article 19. Withholding.

Company may withhold from any amounts payable under this Agreement all federal, state, city, foreign, or other taxes as shall be required pursuant to any law or government regulation or ruling.

Article 20. Severability.

Notwithstanding any other provision of this Agreement, nothing in this Agreement will require Executive or Company to engage in any act or omission that may amount to a breach of any applicable law or exchange listing rule or requirement. To the extent that any such act or omission requires Company or member approval in order to comply with an applicable law or exchange listing rule or requirement, Company undertakes to use all reasonable endeavors to obtain such approval. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

Article 21. Survivorship.

Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment. Except as otherwise expressly provided by this Agreement, this Agreement itself (as distinguished from Executive's employment) may not be terminated by either party without the written consent of the other party.

Article 22. References.

In the event of Executive's death or a judicial determination of Executive's incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative.

Article 23. Governing Law.

This Agreement shall be governed in accordance with the laws of Illinois without reference to principles of conflict of laws.

Article 24. Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (A) delivered personally; (B) delivered by certified or registered mail, postage prepaid, return receipt requested; or (C) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to Company:

Offices of General Counsel and CHRO
303 East Wacker, Suite 2500
Chicago, IL 60601

If to Executive:

At the last residential address known by Company

With a Copy to:

Anthony D. Scioli
Kutak Rock LLP
1650 Farnam Street
Omaha, Nebraska 68102

Article 25. Heading.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

Article 26. Counterparts.

This Agreement may be executed in two or more counterparts. Signatures may be exchanged by electronic means.

Article 27. Code Section 409A Compliance.

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, as amended, and the regulations and guidance promulgated thereunder ("Section 409A"), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A: (A) Executive shall not be considered to have terminated employment with Company for purposes of any payments under this Agreement or any other arrangement between Executive and the Company Group which are subject to Section 409A until Employee would be considered to have incurred a "separation from service" from Company within the meaning of Section 409A; (B) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company Group during the six (6) month period immediately following Executive 's separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive 's separation from service (or, if earlier, Employee's date of death); (C) amounts reimbursable to

Employee under this Agreement or any other arrangement between Executive and the Company Group shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during one year may not affect amounts reimbursable or provided in any subsequent year; and (D) Disability or any similar term included in any other arrangement between Executive and the Company Group shall mean a "disability" within the meaning of Section 409A. Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive understands and agrees that Executive shall be solely responsible for the payment of any taxes, penalties, interest, or other expenses incurred under Section 409A.

Article 28. **Clawback Policy.**

Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or award or distribution of any type to Executive, whether pursuant to this Agreement or otherwise, is or will be subject to claw back or recoupment under any federal or state law or under any policy adopted by the Company Group currently or in the future that affects similarly-situated senior executives of Company, Executive consents to allow the Company Group to claw back such payment or distribution in accordance with such laws or policies, or to act pursuant to any such law or policy with respect to any such existing or future payment, award, or distribution.

Article 29. **Indemnification.**

On the date hereof, Company and Parent will each enter into an indemnification agreement with Executive substantially in the form attached hereto as Exhibit D and Exhibit E, respectively (the "Indemnification Agreements").

Article 30. **Cooperation.**

Executive agrees that after the Date of Termination (other than due to a termination for death or Disability), Executive shall make himself available at reasonable times, intervals, and places for interviews, consultations, internal investigations, and/or testimony during which Executive shall provide to Company, or its designated attorneys or agents, any and all information known to Executive regarding or relating to the Company Group or Executive's activities on behalf of the Company Group pertaining to the subject matter on which Executive's cooperation is sought. Executive agrees to remain involved for so long as any such matters shall be pending. Company shall reimburse Executive for Executive's reasonable expenses incurred in providing such cooperation. To the extent Executive is required to cooperate with the Company Group pursuant to this Article 30 more than twenty-four months after the termination of Executive's employment, Company shall compensate Executive for Executive's time at a rate of $400 per hour for each hour in excess of ten hours per 12 month period.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 5 day of August, 2022.

SIGNATURES OMITTED

EXHIBIT A

Buyout and Initial Incentive Grants

Initial Incentive Grants ($4.5M)

Initial Equity Grants

	Stock Options (A)	Performance Awards				Total Initial Grants (C = A + B)
		FY21-23	FY22-24	FY23-25	Total Performance Awards (B)	
TSR RSUs		$208,333	$208,333	$208,333	***$625,000***	
ROCE RSUs		$208,333	$208,333	$208,333	***$625,000***	
Scorecard LTI		$416,667	$416,667	$416,667	***$1,250,000***	
Total	***$2,000,000***	$833,333	$833,333	$833,333	***$2,500,000***	***$4,500,000***

Ongoing Incentive Grants ($2.5M)

Ongoing Equity Grants

	Performance Awards
	FY23-25
TSR RSUs	***$625,000***
ROCE RSUs	***$625,000***
Scorecard LTI	***$1,250,000***
Total	***$2,500,000***